EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-38372 on Form S-8 of F.N.B. Corporation of our report dated June 19, 2014, relating to the statement of net assets available for benefits of the F.N.B. Corporation Progress Savings 401(k) Plan as of December 31, 2013 and the related statement of changes in net assets available for benefits for the year then ended appearing in this Annual Report on Form 11-K of the F.N.B. Corporation Progress Savings 401(k) Plan for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

South Bend, Indiana

June 17, 2015